***FOR IMMEDIATE RELEASE***

FOR:  ZIONS BANCORPORATION
One South Main Street
Salt Lake City, Utah
Harris H. Simmons
Chairman/Chief Executive Officer
Contact: James Abbott, Director of Investor Relations
Tel: (801) 844-7637

ZIONS BANCORPORATION REDEEMS ITS REMAINING $700 MILLION OF TARP

SALT LAKE CITY, September 26, 2012 – Zions Bancorporation (NASDAQ: ZION) today announced that it has redeemed its remaining $700 million Series D preferred stock, more commonly referred to as TARP funds.  The shares were redeemed at their full face value; in addition, Zions has paid to the U.S. Treasury a cumulative total of $253 million in dividends on its investment in Zions from November 2008 through today.

“We are pleased to report that we have completed the steps that we had proposed to the Federal Reserve in January, which were accepted as terms to redeem the TARP shares,” said Harris H. Simmons, chairman and chief executive officer. “As of today, we have redeemed the remaining TARP shares, which should increase our annualized return on equity in the fourth quarter by approximately one percentage point compared to the third quarter results.”  Mr. Simmons concluded, “As we turn the page on this chapter, we expect to be able to sharpen our focus on expanding our business, while continuing to reduce higher cost sources of capital and funding that stem from the financial crisis.”

The redemption of the preferred shares will result in a one-time dividend expense of $16.6 million related to the TARP warrants, which will be booked in the quarter ended September 30, 2012.  Assuming no further subordinated debt conversions, beginning in the fourth quarter of 2012, Zions’ quarterly preferred dividend expense is expected to be approximately $23 million, compared to $37 million recorded in the second quarter 2012 results.

Zions Bancorporation is one of the nation’s premier financial services companies, consisting of a collection of great banks in select Western U.S. markets. Zions operates its banking businesses under local management teams and community identities through approximately 500 offices in 10 Western and Southwestern states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah and Washington. Zions has been consistently recognized with numerous Greenwich Associates Excellence Awards for products and service levels in lending and treasury management.  The company is a national leader in Small Business Administration lending and public finance advisory services. In addition, Zions is included in the S&P 500 and NASDAQ Financial 100 indices. Investor information and links to subsidiary banks can be accessed at www.zionsbancorporation.com.

#           #           #           #           #           #           #           #           #           #           #           #           #